Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT.

IN ADDITION, A PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF DECEMBER 22, 2005 (THE “PURCHASE AGREEMENT”), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, CONTAINS CERTAIN ADDITIONAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THIS WARRANT.

Corgenix Medical Corporation

(Form of) COMMON STOCK PURCHASE WARRANT

Number of Shares: 5,000,000.0	Holder: Barron Partners LP
c/o Barron Capital Advisors LLC

Original Issue Date: December 28, 2005	Managing Partner
Attn: Andrew Barron Worden
730 Fifth Avenue, 9th Floor

Expiration Date: December 28, 2010	New York NY 10019
tel 212-659-7790

Exercise Price per Share: $	fax 646-607-2223

Corgenix Medical Corporation a company organized and existing under the laws of the State of Nevada (the “Company”), hereby certifies that, for value received, BARRON PARTNERS LP, or its registered assigns (the “Warrant Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to Five Million (5,000,000.0) shares (as adjusted from time to time as provided in Section 7, the “Warrant Shares”) of common stock, $.001 par value (the “Common Stock”), of the Company at a price of                    ($      ) per Warrant Share (as adjusted from time to time as provided in Section 7, the “Exercise Price”), at any time and from time to time from and after the date thereof and through and including 5:00 p.m.  New York City time on December 28, 2010 (or eighteen months after effectiveness of a Registration Statement subsequent to the issuance hereof (such eighteen months to be extended by one month for each month or portion of a month during which a Registration Statement’s effectiveness has lapsed or been suspended), whichever is longer) (the “Expiration Date”), and subject to the following terms and conditions:

1.                                       Registration of Warrant.  The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Warrant Holder hereof from time to time.  The Company may deem and treat the registered Warrant Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrant Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

2.                                       Investment Representation.  The Warrant Holder by accepting this Warrant represents that the Warrant Holder is acquiring this Warrant for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws.  The Warrant Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”) and may not be sold by the Warrant Holder except pursuant to an effective registration statement or pursuant to an exemption from registration requirements of the 1933 Act and in accordance with federal and state securities laws. “Person” means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

3.                                       Validity of Warrant and Issue of Shares.   The Company represents and warrants that this Warrant has been duly authorized and validly issued.  The Company does not currently have enough common shares authorized to satisfy the exercise of this Warrant.  Within 90 days after the date hereof, the Company will call a special meeting of the shareholders of the Company to approve an amendment to the Articles of Incorporation increasing the number of authorized shares of common stock from the current 40,000,000 to 100,000,000 (the “Share Increase Amendment”).  Subject to the Company complying with the preceding sentence, pending adoption of the Share Increase Amendment, the Holder hereby covenants and agrees that under no circumstances will it seek to exercise any of the Warrants until March 31, 2006.

4.                                       Registration of Transfers and Exchange of Warrants.

(a)                                  Subject to compliance with the legend set forth on the face of this Warrant, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant with the Form of Assignment attached hereto duly completed and signed, to the Company at the office specified in or pursuant to Section 12.  Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Warrant Holder.  The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a Warrant Holder of a Warrant.

(b)                                 This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder to the office of the Company specified in or pursuant to Section 12 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder.  Any such New Warrant will be dated the date of such exchange.

5.                                       Exercise of Warrants.

(a)                                  Upon surrender of this Warrant with the Form of Election to Purchase attached hereto duly completed and signed to the Company, at its address set forth in Section 12, and upon payment and delivery of the Exercise Price per Warrant Share multiplied by the number of Warrant Shares that the Warrant Holder intends to purchase hereunder, in lawful money of the United States of America, in cash or by certified or official bank check or checks, to the Company, all as specified by the Warrant Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than 7 business days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Warrant Holder and in such name or names as the Warrant Holder may designate (subject to the restrictions on transfer described in the legend set forth on the face of this Warrant), a certificate for the Warrant Shares issuable upon such exercise, with such restrictive legend as required by the 1933 Act.  Any person so designated by the Warrant Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

(b)                                 A “Date of Exercise” means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the Warrant Holder to be purchased.

(c)                                  This Warrant shall be exercisable at any time and from time to time for such number of Warrant Shares as is indicated in the attached Form of Election To Purchase.  If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

(d)                                 (i)  Notwithstanding anything contained herein to the contrary, but subject to Section 6, Section 5(e), and the second sentence of Section 2 of this Warrant, the holder of this Warrant may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x (B - C))/B

(ii)                                  For purposes of the foregoing formula:

A= the total number shares with respect to which this Warrant is then being exercised.

B= the last reported sale price (as reported by Bloomberg) of the Common Stock on the trading day immediately preceding the date of the Exercise Notice.

C= the Warrant Exercise Price then in effect at the time of such exercise.

(e)                                  The holder of this Warrant agrees not to elect a Cashless Exercise for a period of six (6) months. The holder of this Warrant also agrees not to elect a Cashless Exercise so long as there is an effective registration statement for the Warrant Shares.

6.                                       Maximum Exercise.  The Warrant Holder shall not be entitled to exercise this Warrant on a Date of Exercise in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Warrant Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Warrant Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock on such date.  This Section 6 may be waived or amended only with the consent of the Holder and the consent of holders of a majority of the shares of outstanding Common Stock of the Company who are not Affiliates.  For the purposes of the immediately preceding sentence, the term “Affiliate” shall mean any person: (a) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; or (b) who beneficially owns (i) any shares of the Company’s Series A Convertible Preferred Stock, (ii) the Company’s Common Stock Purchase Warrant         or Common Stock Purchase Warrant        , each dated December 28, 2005, or (iii) this Warrant.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

7.                                       Adjustment of Exercise Price and Number of Shares.  The character of the shares of stock or other securities at the time issuable upon exercise of this Warrant and the Exercise Price therefore, are subject to adjustment upon the occurrence of the following events, and all such adjustments shall be cumulative:

(a)                                  Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc.  The Exercise Price of this Warrant and the number of shares of Common Stock or other securities at the time issuable upon exercise of this Warrant shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities.

(b)                                 Adjustment for Reorganization, Consolidation, Merger, Etc.  In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of this Warrant, on exercise hereof at any time after the consummation or effective date of such Reorganization (the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrant issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

(c)                                  Certificate as to Adjustments.  In case of any adjustment or readjustment in the price or kind of securities issuable on the exercise of this Warrant, the Company will promptly give written notice thereof to the holder of this Warrant in the form of a certificate, certified and confirmed by the Board of Directors of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

(d)                                 The Company sells, grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the exercise price per share of the warrant.  If the Company, at any time while this Warrant is outstanding, shall issue any additional shares of Common Stock (“Additional Shares”) (otherwise than as provided in the foregoing subsections (a) and (b) of this Section 7), to a party other than as contemplated in the Preferred Stock Purchase Agreement between the Warrant Holder and the Company dated the date hereof at a price per share that is less than the then current Exercise Price then in effect, or without consideration, then the shares issuable upon exercise of this Warrant shall be adjusted, as of the opening of business on the date of such issuance, to that number determined by multiplying the shares issuable upon exercise of this Warrant immediately prior thereto by a fraction:

(i)                                     the numerator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares, and

(ii)                                  the denominator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares plus (B) a number equal to the quotient obtained by dividing (x) an amount equal to the aggregate consideration received by the Company for the Additional Shares so issued by (y) the then current Exercise Price.

In the event of an adjustment to the number of shares the Exercise Price shall be adjusted to a price equal to (a) the total number of shares issuable under this Warrant prior to this adjustment being made under this Section 7(d) multiplied by the Exercise Price then in effect, divided by (b) the number of shares issuable upon exercise of this Warrant as adjusted under this Section 7(d)

The provisions of this subsection (d) shall not apply under any of the circumstances for which an adjustment is provided in subsections (a) or (b) of this Section 7.  No adjustment of the shares issuable upon exercise of this Warrant shall be made under this subsection upon the issuance of any Additional Shares which are issued pursuant to any Common Stock Equivalent (defined below) if upon the issuance of such Common Stock Equivalent any adjustment shall have been made pursuant to subsection (e) of this Section 7.

(e)                                  If the Company shall, at any time while this Warrant is outstanding, issue any convertible security, warrant, option or other right to purchase Additional Shares (“Common Stock Equivalents”) and the price per share for which Additional Shares may be issuable shall be less than the Exercise Price then in effect, then the shares issuable upon exercise of this Warrant shall be adjusted upon each such issuance or amendment as provided in subsection (d) of this Section 7 on the basis that (i) the maximum number of Additional Shares issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (B) the date of actual issuance of such Common Stock Equivalent, and (ii) the aggregate consideration received for such maximum number of Additional Shares shall be deemed to be consideration received by the Company for the issuance of such Additional Shares pursuant to such Common Stock Equivalent.  Notwithstanding anything to the contrary set forth in this subsection, no adjustment of the Shares issuable upon exercise of this Warrant shall be made as a result of or in connection with any Exempt Issuance as defined in that certain Preferred Stock Purchase Agreement of even date herewith between the Company and the Warrant Holder.

(i)                                     The consideration received by the Company upon an issuance of Additional Shares or Common Stock Equivalents shall be deemed to be the following:  To the extent that any Additional Shares or any Common Stock Equivalents shall be issued for a cash consideration, the consideration received by the Company therefor, or, if such Additional Shares or Common Stock Equivalents are offered by the Company for subscription, the subscription price, or, if such Additional Shares or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions, or expenses paid or incurred by the Company for or in connection with the underwriting thereof or otherwise in connection with the issue thereof.  The consideration for any Additional Shares issuable pursuant to any Common Stock Equivalents shall be the consideration received by the Company for issuing such Common Stock Equivalents, plus the additional consideration payable to the Company upon the exercise, conversion or exchange of such Common Stock Equivalents.  In case of the issuance at any time of any Additional Shares or Common Stock Equivalents in payment or satisfaction of any dividend upon any class of capital stock other than common stock, the Company shall be deemed to have received for such Additional Shares or Common Stock Equivalents consideration equal to the amount of such dividend so paid or satisfied.  In any case in which the consideration to be received or paid shall be other than cash, the board of directors shall determine in good faith the fair market value of such consideration and promptly notify the Warrant Holder of its determination of the fair market value of such consideration prior to payment or accepting receipt thereof.

(ii)                                  Upon the expiration or termination of the right to convert, exchange or exercise any Common Stock Equivalent, the issuance of which effected an adjustment pursuant to this Section 7, if such Common Stock Equivalent shall not have been converted, exercised or exchanged in its entirety, the number of shares of common stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such Common Stock Equivalent shall no longer be computed as set forth above, and the Shares issuable upon exercise of this Warrant shall forthwith be readjusted and thereafter be the number which it would have been (but reflecting any other adjustments in the Shares issuable upon exercise of this Warrant made pursuant to the provisions of this Section 7 after the issuance of such Common Stock Equivalent) had the adjustment of the Shares issuable upon exercise of this Warrant been made in accordance with the issuance or sale of the number of Additional Shares actually issued upon conversion, exchange or issuance of such Common Stock Equivalent and thereupon only the number of Additional Shares actually so issued and only the consideration actually received by the Company (computed as in clause (i) of this subsection) shall be deemed to have been received by the Company.

8.                                       Fractional Shares.  The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant.  The number of full Warrant Shares that shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrants Shares purchasable on exercise of this Warrant so presented.  If any fraction of a Warrant Share would, except for the provisions of this Section 8, be issuable on the exercise of this Warrant, the Company shall, at its option, (i) pay an amount in cash equal to the Exercise Price multiplied by such fraction or (ii) round the number of Warrant Shares issuable up or down, as applicable, to the next whole number.

9.                                       Sale or Merger of the Company.  Upon a Change in Control, the restriction contained in Section 6 shall immediately be released and the Warrant Holder will have the right to exercise this Warrant concurrently with such Change in Control event.  For purposes of this Warrant, the term “Change in Control” shall mean a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions.

10.                                 Notice of Intent to Sell or Merge the Company.  The Company will give Warrant Holder ten (10) business days notice before the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company in a transaction in which the Company is not the surviving entity.

11.                                 Issuance of Substitute Warrant.  In the event of a merger, consolidation, recapitalization or reorganization of the Company or a reclassification of Company shares of stock, which results in an adjustment to the number of shares subject to this Warrant and/or the Exercise Price hereunder, the Company agrees to issue to the Warrant Holder a substitute Warrant reflecting the adjusted number of shares and/or Exercise Price upon the surrender of this Warrant to the Company.

12.                                 Notice.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to the Company:

Corgenix Medical Corporation

12061 Tejon Street

Westminster, Colorado 80234

Attention: Chief Financial Officer

Facsimile: (303) 453-8958

If to the Warrant Holder:

Barron Partners LP

Barron Capital Advisors LLC,

Managing Partner

Attn: Andrew Barron Worden

730 Fifth Avenue, 9th Floor

New York NY 10019

Tel: 212-659-7790

13.                                 Miscellaneous.

(a)                                  This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Warrant may be amended only by a writing signed by the Company and the Warrant Holder; provided that the Company shall not sign an amendment to this Warrant that has not been approved by the Board of Directors of the Company and the holders of a majority of the shares of Common Stock voting on such amendment, exclusive of shares held by officers and directors of the Company and by the Warrant Holder.

(b)                                 Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrant Holder any legal or equitable right, remedy or cause of action under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant Holder.

(c)                                  This Warrant shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

(d)                                 The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e)                                  In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(f)                                    The Warrant Holder shall not, by virtue hereof, be entitled to any voting or other rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in this Warrant.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by the authorized officer as of the date first above stated.

CORGENIX MEDICAL CORPORATION, a Nevada corporation

By:	/s/ Douglass T. Simpson
Name: Douglass T. Simpson
Its: Chief Executive Officer

FORM OF ELECTION TO PURCHASE

(To be executed by the Warrant Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To:  Corgenix Medical Corporation:

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase                              shares of Common Stock (“Common Stock”), $.001 par value, of Corgenix Medical Corporation and encloses the warrant and $         for each Warrant Share being purchased or an aggregate of $                                 in cash or certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

(Please print name and address)

(Please insert Social Security or Tax Identification Number)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

(Please print name and address)

Dated:	Name of Warrant Holder:

(Print)
(By:)
(Name:)
(Title:)
Signature must conform in all respects to name of Warrant Holder as specified on the face of the Warrant